EXHIBIT 23.1



                    KPMG PEAT MARWICK LLP
                  Three Embarcadero Center
                   San Francisco, CA 94111



                  CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
First Republic Bancorp Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of First Republic Bancorp Inc. of our report dated January 25, 1996, relating to the consolidated balance sheet of First Republic Bancorp Inc. and subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report is incorporated by reference in the December 31, 1995, annual report on Form 10-K of First Republic Bancorp Inc.



                                   /s/ KPMG Peat Marwick LLP

San Francisco, California
October 25, 1996